FORM OF RULE 12d1-4

FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of _________________, [between/among] [the/each] [NAME OF INVESTING TRUST] (the “Investing Company”), on behalf of each of its series listed on Schedule A, severally and not jointly (each, an “Acquiring Fund”), and the [JPMORGAN TRUST NAME] (the/each [a] “Trust” [and collectively, the “Trusts”]), on behalf of each series of the Trust/Trusts listed on Schedule A, severally and not jointly (each, an “Acquired Fund” and together with the Acquiring Fund[s], the “Funds”).

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule;

WHEREAS, an Acquiring Fund intends, from time to time, to invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule;

WHEREAS, one or more Acquiring Funds currently invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on exemptive relief obtained by the Investing Company, pursuant to an existing agreement (the “Participation Agreement”) between the Investing Company and the Trust governing such investments; and

NOW THEREFORE, in accordance with the Rule, the Investing Company, on behalf of the Acquiring Funds, and the Trust, on behalf of the Acquired Funds, desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Funds in reliance on the Rule.

1.	Terms of Investment

(a)

In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser or sub-adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows:

(i) In-kind redemptions. Each Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the relevant Acquired Fund’s then-current registration statement, as amended or supplemented from time to time, the Acquired Fund may honor any redemption request partially or wholly in-kind.

(ii) Timing/advance notice of redemptions. Each Acquiring Fund will use reasonable efforts to spread large redemption requests (greater than 3% of the Acquired Fund’s total outstanding shares) over multiple days or to provide reasonable advance notification of such large redemption requests to the relevant Acquired Fund(s) whenever practicable and consistent with the Acquiring Fund’s best interests. Each Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any.

(iii) Scale of investment. Upon request by an Acquired Fund, the relevant Acquiring Fund will provide summary information regarding the anticipated timeline of its investments in the Acquired Fund, the scale of its contemplated investments in the Acquired Fund and its current level of investments in the Acquired Fund.

(b)	For the avoidance of doubt, the parties agree that Section 1(a)(i) and (ii) shall not apply to sales of Acquired Fund shares in secondary market transactions.

(c)

In order to assist an Acquiring Fund’s investment adviser or sub-adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide the Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule. The parties agree that, absent unusual circumstances, such information shall be limited to information contained in the relevant Acquired Fund’s then-current registration statements, as amended or supplemented from time to time, and shareholder reports.

(d)	Prior to the time of its investment in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A)(i) of the 1940 Act, the Acquiring Fund will notify the Acquired Fund of such investment.

2.	Representations of the Acquired Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement;

3.	Representations of the Acquiring Funds.

(a)

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

(b)

No Acquiring Fund or affiliated person (as defined in the 1940 Act) of an Acquiring Fund (each, an “Acquiring Fund Affiliate”) will cause any existing or potential investment by the Acquiring Fund in an Acquired Fund to influence the terms of any services or transactions between or among the Acquiring Fund or Acquiring Fund Affiliates and the Acquired Fund or an affiliated person of an Acquired Fund.

(c)

The Investing Company, on behalf of each Acquiring Fund, acknowledges and agrees that each Acquiring Fund and its Acquiring Fund Affiliates will only be entitled to receive information about an Acquired Fund that such Acquired Fund is permitted to give any of its other shareholders.

(d)

Notwithstanding anything herein to the contrary, any Acquiring Fund that has an “affiliated person” (as defined under the 1940 Act) that is: (i) a broker-dealer, (ii) a broker-dealer or bank that borrows as part of a securities lending program, or (iii) a futures commission merchant or a swap dealer, will: (a) not make an investment in an Acquired Fund that causes such Acquiring Fund to hold 5% or more of such Acquired Fund’s total outstanding voting securities without prior approval from the Acquired Fund, and (b) notify the Acquired Fund if any investment by the Acquiring Fund that complied with (a) at the time of purchase no longer complies.

4.	Indemnification.

(a)

Each Acquiring Fund, severally and not jointly, agrees to hold harmless, indemnify and defend the Acquired Funds and the Trust, including any of their principals, directors or trustees, officers, employees and agents (each, a “Trust Agent”), against and from any and all losses, expenses or liabilities incurred by or claims or actions (together, “Claims”) asserted against the Acquired Funds and/or the Trust, including any Trust Agent, to the extent such Claims result from (i) a violation or alleged violation by an Acquiring Fund or any principals, directors or trustees, officers, employees or agents of the Investing Company (each, an “Investing Company Agent”) of any provision of this Agreement, or (ii) a violation or alleged violation by an Acquiring Fund or an Investing Company Agent of the terms and conditions of the Rule, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims.

(b)

No party to this Agreement shall be liable under this indemnification provision with respect to any special or consequential damages or any losses, claims, damages, or liabilities to which an indemnified party would otherwise be subject by reason of such indemnified party’s willful misfeasance, bad faith, or gross negligence in the performance of such indemnified party’s duties or by reason of such indemnified party’s reckless disregard of its obligations or duties under this Agreement or the Rule.

5.	Miscellaneous.

(a)	The parties hereby mutually agree to terminate the Participation Agreement as of the date hereof and waive any notice required for termination as set forth therein.

(b)

The Trust hereby consents to the use of its name, the name of each Acquired Fund and the names of their affiliates as part of a list of investment companies in which the Acquiring Fund invests in the Acquiring Funds’ disclosure documents, shareholder communications, advertising, sales literature and similar communications. The Investing Company, on behalf of each Acquiring Fund, agrees that it will make no public representation concerning an Acquired Fund or its affiliates not included in the Acquired Fund’s then-current registration statement or in any authorized supplemental sales materials supplied to the Acquiring Fund by an Acquired Fund or its agent.

(c)

It is understood that the name of each party to this Agreement, and any derivatives thereof or logos associated with that name is the valuable property of the party in question and/or its affiliates, and that each other party has the right to use such names pursuant to the relationship created by this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the parties shall forthwith cease to use the names of the other parties (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

(d)

Several Liability. In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund that is involved in the matter in controversy and not to any other series of the Investing Company. In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund that is involved in the matter in controversy and not to any other series of the Trust.

(e)

Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original, and all of which collectively constitute only one Agreement. The signatures of all of the parties need not appear on the same counterpart. This Agreement is effective upon delivery of one executed counterpart from each party to the other parties.

(f)	Use of Terms. Unless indicated otherwise, any term used but not defined in this Agreement shall be construed as defined in or interpreted under the Rule.

(g)

Severability. If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

(h)

Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations.

(i)	This Agreement shall be construed in accordance with the laws of the State of New York.

6.	Notices.

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquiring Fund:	If to the Acquired Fund:

[Name] c/o [Company] [Address] [City, State, Zip] Fax: Email: With a copy to: [Name] Attn: Legal Dept. [Address] [City, State, Zip] Fax: Email:

JPMorgan Asset Management

1111 Polaris Parkway

Columbus, Ohio 43240

Attn: Contract Administration

JPMFunds.Contracts@jpmorgan.com

With a copy to:

JPMorgan Asset Management

Attn: Mutual Funds Legal

277 Park Avenue

New York, NY 10172

Fax:

Email:

7.	Term and Termination; Assignment; Amendment

(a)

This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Acquired Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b)

This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party, provided however, that the provisions of Section 4 shall survive the termination of this Agreement. Upon termination of this Agreement, an Acquiring Fund may not purchase additional shares of an Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

(c)	This Agreement may not be assigned by either party without the prior written consent of the other.

(d)

This Agreement may be amended only by a writing that is signed by each affected party. Notwithstanding anything contained herein to the contrary, the Trust may, in its sole discretion, amend Schedule A to add a series of the Trust.

(e)

{FOR MASSACHUSETTS BUSINESS TRUSTS ONLY} In the case of the [applicable Fund(s)], a copy of the Declaration of Trust of [name of applicable trust(s)] is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that no trustee, officer, employee, agent, employee or shareholder of the Fund[(s)] shall have any personal liability under this Agreement, and that this Agreement is binding only upon the assets and property of the [applicable Fund(s)].

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

JPMorgan Trust I

JPMorgan Trust II

JPMorgan Trust IV

JPMorgan Fleming Mutual Fund Group, Inc.

JPMorgan Mutual Fund Investment Trust

JPMorgan Undiscovered Managers Fund

On behalf of each of its underlying Funds listed on Schedule A, severally and not jointly

Name of Authorized Signer	Print	Signature
Title:

[Acquiring Fund]

Name of Authorized Signer	Print	Signature
Title:

SCHEDULE A

List of Funds to Which the Agreement Applies

Acquiring Funds

[list Funds]

Acquired Funds

JPMorgan Trust I

[list Funds]

JPMorgan Trust II

[list Funds]

JPMorgan Trust IV

[list Funds]

JPMorgan Fleming Mutual Fund Group, Inc.

[list Funds]

JPMorgan Mutual Fund Investment Trust

[list Funds]

JPMorgan Undiscovered Managers Fund

[list Funds]